Exhibit 21.1

Subsidiaries of the Registrant

MHI Hospitality, L.P. — Delaware

MHI Hospitality TRS, LLC — Delaware

MHI Hospitality TRS Holding, Inc. — Maryland

MHI GP LLC — Delaware

Laurel Hotel Associates LLC— Maryland

Philadelphia Hotel Associates LP — Pennsylvania

Brownestone Partners, LLC — Virginia

Capitol Hotel Associates L.P., L.L.P. — Virginia

Savannah Hotel Associates LLC — Virginia